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                                                                 EXHIBIT (8)(MM)


                    RULE 22C-2 CUSTOMER INFORMATION AGREEMENT

      ML Life Insurance Company of New York (hereinafter referred to as "Intermediary") and Delaware Distributors, L.P. and Delaware Service Company, Inc. (collectively, "Fund Agent") or an affiliate have previously entered into a Participation Agreement to offer certain shares of the Delaware Group Equity Funds III (the "Fund") as an investment option under Intermediary's variable annuity and/or life insurance contracts. This Rule 22c-2 Customer Information Agreement ("Customer Information Agreement") describes, among other things, the rights and obligations of the parties hereto with respect to certain customer information to be provided to Fund Agent , Fund, or a Fund's transfer agent or other entity designated in writing by Fund (collectively Fund's "Designee"), if applicable, by or on behalf of Intermediary in connection with the processing of Intermediary's customers' purchase, redemption, transfer and exchange transactions in accounts maintained with respect to the Fund subject to the Participation Agreement.

      Prior to the effective date of this Customer Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Customer transaction information, and the Intermediary's response to such request, shall be governed by the practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

      As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

      The term "Intermediary" shall mean an insurance company separate account.

      The term "Fund" shall include (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

      The term "Shares" means the interests of Customers corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

      The term "Customer" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

      The term "Customer-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract

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death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

      The term "Customer-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payments, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

      The term "written" includes electronic writings and facsimile transmissions.

      Accordingly, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound agree as follows:

1. CUSTOMER INFORMATION

      (a) AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund Agent or the Fund, or its Designee, if applicable, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Customer, if known, of any or all Customer(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request ("Transaction Information"). Unless otherwise specifically requested by the Fund or Fund's Designee in writing, the Intermediary shall only be required to provide underlying Contract activity information relating to Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions.

      (b) PERIOD COVERED BY REQUEST. The Fund Agent, the Fund or its Designee, if applicable, may request in writing Transaction Information as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund (the "Market Timing Policies"). The Intermediary agrees to provide promptly upon receipt of the written request from the Fund Agent, the Fund, or its Designee the Transaction Information.

      (c) Fund requests for Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance

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with the Fund's Market Timing Policies. Any requests made more frequently than quarterly shall be made in writing.

      (d) FORM AND TIMING OF RESPONSE.

            (1) Intermediary agrees to provide, promptly, upon receipt of the written request from the Fund Agent, the Fund or its Designee, the Transaction Information. If such request covers a period ninety (90) to one hundred eighty
(180) days prior to the date of the request, Intermediary agrees to use its best efforts to provide the information specified in 1(a) within five (5) to ten (10) business days. If Intermediary determines during the course of investigation that due to the scope of the request, Intermediary will need additional time to provide the requested information, Intermediary shall promptly notify Fund. If requested by the Fund or its Designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the Customer Information is itself a financial intermediary ("indirect intermediary") and, upon further written request of the Fund or its Designee, promptly, but in any event not later than five (5) to ten (10) business days, either: (i) provide (or arrange to have provided) the Customer Information for those Customers who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

            (2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund Agent , Fund or its Designee, if applicable, and the Intermediary; and

            (3) To the extent practicable, the format for any Transaction Information provided to the Fund Agent, the Fund or its Designee should be consistent with the NSCC Standardized Data Reporting Format.

2. LIMITATIONS ON USE OF INFORMATION. The Fund Agent, Fund and its Designee agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws, and to ensure compliance with the Fund's policies and procedures.

      (a) Fund Agent, Fund and its Designee acknowledge that the purpose for providing Intermediary's confidential Customer Information (as defined in 1(a)) to Fund or Fund's Designee is to better enable Fund Agent and/or the Fund, or its Designee to monitor for violations of the Fund's Market Timing Policies by Intermediary's customers and (ii) Fund or Fund's Designee is responsible for determining when Fund or the Fund's Designee need Intermediary's assistance in monitoring and enforcing the Fund's Market Timing Policies through a request for Customer Information pursuant to paragraph 1 or an instruction to prohibit further purchases or exchanges pursuant to paragraphs 4 and 5 hereunder.

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      (b) Notwithstanding anything herein to the contrary, to the extent Fund
Agent or the Fund or its Designee receives Customer Information or any other Confidential Data (as defined below, and together with the Customer Information hereinafter referred to as the "Data"), Fund Agent covenants, represents and warrants for Fund, Fund's Designee and any parent, subsidiary or affiliate of either that: (i) the Fund Agent, Fund or its Designee shall not use any Data except to the extent necessary to carry out the purpose of this Agreement and to ensure compliance with Fund policies and procedures and for no other purpose (including, without limitation, any marketing, sales or other promotional efforts by any of Fund) or; (ii) Fund shall not disclose any Data to any third party, including, without limitation, either's third party service providers without Intermediary's prior written consent and an agreement in writing from the third party to use or disclose such Data only to the extent necessary to carry out the purpose of this Agreement and for no other purposes; (iii) Fund shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect the Data from unauthorized disclosure or use; and (iv) Fund shall provide Intermediary with information regarding such security measures upon Intermediary's reasonable request and promptly provide Intermediary with information regarding any failure of such security measures or any security breach related to the Data. For the purposes of this Agreement, "Confidential Data" means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of Intermediary (and/or Intermediary's parent, affiliated or subsidiary companies) of customers or prospective customers received by Fund Agent , the Fund or its Designee, under the terms of this Agreement or any other agreement between Intermediary and Fund Agent or Fund, associated with the distribution of, or services with respect to, the Fund, including, but not limited to: (a) an individual's name, address, e-mail address, IP address, social security number, and/or telephone number; (b) the fact that an individual has a relationship with Intermediary and/or Intermediary's parent, affiliated or subsidiary companies; or (c) an individual's other account information.

      (c) Fund explicitly acknowledges that all of the Data is Intermediary's exclusive property and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement, except to the extent such Data is otherwise made public or already in the public domain.

      (d) Fund shall safeguard and preserve as confidential and not use, except as expressly provided herein, any or all information other than the Data provided pursuant to, or in connection with, this Agreement to Fund Agent, the Fund, or its Designee, , including, but not limited to, Intermediary's affiliate's branch office names and identification numbers, Merrill Lynch Financial Advisor names, as well as Intermediary's affiliate's, parent's or subsidiary's systems, business, plans and operations, which information collectively shall include any such information that is orally disclosed to Fund Agent, Fund, or its Designee, or learned by Fund Agent, the Fund or its Designee while on Intermediary's premises or derived as a result of, or in connection with, this Agreement and its subject matter or any other agreement between Intermediary and Fund associated with the distribution of or services with respect to the Funds, to the extent such information has not otherwise been made public.

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      (e) Except as expressly provided for herein, Fund Agent, Fund or its
Designee will not, without first obtaining Intermediary's prior written consent, disclose to any person, firm or enterprise, or use for Fund's benefit, any Confidential Data. Fund Agent, the Fund and its Designee, if applicable, shall limit disclosure of the Confidential Data to as few persons as possible and only to those persons with a need to know that are Fund Agent's or Fund's, or its Designee's, employees or independent contractors engaged by Fund Agent, Fund, or its Designee, if applicable, and subject to an agreement to maintain the confidentiality of information provided to such independent contractors. Fund Agent and, Fund and its Designee shall take all steps necessary to prevent disclosure of any Confidential Data in a manner consistent with Fund Agent's obligations under this Agreement. Fund Agent, Fund and its Designee, if any, shall have no obligation with respect to particular information to the extent, but only to the extent, that such information: (i) is already rightfully known to Fund Agent or the Fund or its Designee at the time it is obtained from Intermediary, free from any obligation to keep such information confidential, as demonstrated by competent evidence; (ii) is or becomes publicly known through no wrongful act of Fund Agent , the Fund or its Designee without breach of any terms and conditions of this Agreement; (iii) is rightfully received from a third party without restriction and without breach of any terms and conditions of this Agreement, as demonstrated by competent evidence; or (iv) is required to be disclosed by law, regulation, or court order (provided that Fund Agent, the Fund or Designee, shall promptly notify Intermediary of any such use or requirement prior to disclosure in order to afford such Intermediary an opportunity to seek a protective order to prevent or limit public disclosure of the information).

      (f) Upon Intermediary's request, Fund and Fund's Designee, if any, shall promptly return the Data (and any copies, extracts, and summaries thereof) to Intermediary, or, with Intermediary's written consent, shall promptly destroy, in a manner satisfactory to Intermediary, such materials (and any copies, extracts, and summaries thereof) and shall further provide Intermediary with written confirmation of same.

3. REMEDIES. Fund and Fund's Designee acknowledge that in the event of a breach or threatened breach of this Agreement, Intermediary may have no adequate remedy at law, and, accordingly, shall be entitled to obtain an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or a prohibition against any other legal or equitable remedies in the event of a breach of a provision of this Agreement. Intermediary shall be entitled to legal damages and/or equitable relief from Fund as well as from Fund's Designee for any breach of this Agreement by Fund's Designee.

4. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund Agent, the Fund or its Designee, if applicable, to restrict or prohibit further purchases or exchanges of Shares by a Customer that have been identified by the Fund Agent, the Fund or its Designee, as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the

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Fund, any such restrictions or prohibitions shall only apply to
Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions shall in writing and sent to Intermediary mligpricing@win.ml.com or facsimile at 904-218-7203:

            Merrill Lynch Insurance Group Services, Inc.
            Attention:  Service Center Controller
            4802 Deer Lake Drive
            Jacksonville,  FL  32246
            with a copy to:

            Financial Data Services, Inc.
            Attention:  President
            4800 Deer Lake Drive East
            Jacksonville, Florida 32246

5. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Customer, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Customer is not known, the instructions must include an equivalent identifying number of the Customer(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Customer, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

6. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

7. NOTICE. All notices in connection with this Agreement shall be in writing and sent to Intermediary at:

            Merrill Lynch Insurance Group, Inc.
            Attention:   General Counsel
            1700 Merrill Lynch Drive, 3rd Floor
            Pennington,  NJ  08534

            Financial Data Services, Inc.
            Attention:  President
            4800 Deer Lake Drive East
            Jacksonville, Florida 32246

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, and sent to Fund Agent at the address Fund Agent has provided at the end of this Agreement.

Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Either party may change the address to which notices to it shall be sent by giving notice thereof in accordance with this provision.

8. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties or an affiliate have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

9. TERMINATION. This Agreement will terminate upon the termination of the Fund Participation Agreements except as specifically provided in paragraph 14.

10. GOVERNING LAW. The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

11. NAMING OF A DESIGNEE. If Fund Agent desires to name an entity as a "Designee" for the purposes of this Agreement, Fund Agent shall do so in writing in advance of the provision of any Customer Information to that entity. Fund Agent shall be fully responsible for Fund's Designee's compliance with the terms and conditions of this Agreement.

12. AMENDMENT. No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions or any schedule hereto shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought. A party's failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

13. SEVERABILITY. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision(s) shall be replaced by a mutually acceptable provision(s), which being valid, legal, and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision(s).

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14. SURVIVAL OF TERMINATION. The following paragraphs shall survive the termination of this Agreement: 2, 3, 7, 9, 10, and this paragraph 14.

15. EFFECTIVE DATE. This Agreement shall become effective as of the later of dates set forth below when executed by each of the parties hereto, but in any event not later than April 16, 2007.

      IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.



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By:    Kirsty Lieberman
Title: Vice President & Senior Counsel
ML Life Insurance Company of New York



Firm Name: Delaware Distributors, L.P.

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Firm Name: Delaware Service Company, Inc.

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